Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BECAUSE IT
IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER
IDENTIFIED BY THE MARK “[***]”.

MAXLINEAR, INC.
2010 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
Unless otherwise defined herein, the terms defined in the MaxLinear, Inc. 2010 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Unit Award Agreement (the “Award Agreement”).

I.	NOTICE OF RESTRICTED STOCK UNIT GRANT
Participant Name:
Address:
You have been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Maximum Number of Restricted Stock Units
Target Number of Restricted Stock Units
Vesting Schedule:
Subject to any acceleration provisions contained in the Plan, any separate agreement between the above-named award Participant and the Company, or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:
A.    General
The number of Restricted Stock Units subject to the Award that will become eligible for vesting as set forth below will depend upon (i) the Company Revenue (as defined below) as compared to the Benchmark Company Revenue (as defined below) of each company listed on Exhibit B (each, a “Benchmark Company” and together, the “Benchmark Companies”) (the Company’s percentage increase or decrease of Company Revenue compared to the percentage increase or decrease of Benchmark Company Revenue of the Benchmark Companies, the “Revenue Result”), and (ii) the Company EPS (as defined below) as compared to the Benchmark Company EPS (as defined below) (the Company’s percentage increase or decrease of Company EPS compared to the percentage increase or decrease of Benchmark Company EPS of the Benchmark Companies, the “EPS Result”),

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for each Measurement Period (as defined below), or such time period as described below, and will be determined in accordance with this Award Agreement.
See Exhibit B for (i) a complete listing of the Benchmark Companies as of the Date of Grant, and (ii) information relating to changes to the Benchmark Companies during the Performance Period (as defined below).
Performance and Measurement Periods
The “Performance Period” will begin on January 1, 2019 (the “Commencement Date”) and will end on December 31, 2021 (the “Anniversary Date”), with the Company’s performance measured for each of the Company’s 2019 fiscal year (the “First Performance Period”), 2019 and 2020 fiscal years (the “Second Performance Period”) and 2019, 2020, and 2021 fiscal years (the “Third Performance Period”) (each, a “Measurement Period” and the last day of each of the Company’s 2019, 2020 and 2021 fiscal years, or a Change in Control Measurement Date (as defined below), a “Measurement Date”). The Anniversary Date, or if earlier, the consummation of the Change in Control (the “Closing”), is referred to herein as the “Period End Date.”
Weighting
The Revenue Result will be weighted at 60% and the EPS Result will be weighted at 40%, such that 60% of the Restricted Stock Units subject to the Award may become Eligible Restricted Stock Units (as defined below) based on the Revenue Result (the “Revenue Eligible Restricted Stock Units”) and 40% of the Restricted Stock Units subject to the Award may become Eligible Restricted Stock Units based on the EPS Result (the “EPS Eligible Restricted Stock Units”).
Measurement of Performance
Absent a Change in Control, for the First Performance Period, no more than 30% of the Target Number of Restricted Stock Units may become Eligible Restricted Stock Units, and for the Second Performance Period, no more than 100% of the Target Number of Restricted Stock Units may become Eligible Restricted Stock Units reduced by the number of Restricted Stock Units that became Eligible Restricted Stock Units for the First Performance Period. For these two Measurement Periods, if performance under the Revenue Result Calculation and EPS Result Calculation as described below results in greater than 50th percentile ranking, only 100% of the Target Number of Restricted Stock Units for the applicable Measurement Period may become Eligible Restricted Stock Units, but for performance between the 25th and 50th percentiles, the number of Restricted Stock Units that may become Eligible Restricted Stock Units will be applied on a linear interpolation basis, but only as to the Target Number of Restricted Stock Units that are eligible to become Eligible Restricted Stock Units for the applicable Measurement Period, and this will be applied separately to Revenue Result and EPS Result, respectively, for each Measurement Period. For example, for performance at the 75th percentile for the Revenue Result but at the 25th percentile for the EPS Result for the 2019 Measurement Period, then 24% of the Target Number of Restricted Stock Units will become Eligible Restricted Stock Units for the 2019 Measurement Period (18% relating to the Revenue Result and 6% relating to the EPS Result).
For the Measurement Date relating to the Third Performance Period or the Change in Control Measurement Date (as defined below) (such date, the “Final Measurement Date”), the number of Target Number of Restricted Stock Units that can

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become Eligible Restricted Stock Units will be reduced by the number of Restricted Stock Units that became Eligible Restricted Stock Units for prior Measurement Periods.
The number of Restricted Stock Units subject to the Award that will become eligible to vest subject to satisfying the Service Requirement described below (“Eligible Restricted Stock Units”) will be determined by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) in its sole discretion within sixty (60) days of the completion of each Measurement Period, or, in the event of a Change in Control, following the Signing Date (as defined below) but in any event prior to the Closing (the “Change in Control Measurement Date”). For purposes of the Award Agreement, “Signing Date” means the date of execution of the definitive agreement pursuant to which the Change in Control becomes effective.
Service Requirement; Termination of Award
In order to be eligible to earn any Eligible Restricted Stock Units with respect to a Measurement Period, Participant must remain a Service Provider through a Measurement Date, and to earn any Eligible Restricted Stock Units with respect to a Change in Control Measurement Date, Participant must remain a Service Provider until immediately prior to the Closing (the “Service Requirement”). For avoidance of doubt, if Participant satisfies the Service Requirement with respect to a Measurement Period but ceases to be a Service Provider prior to the date the Compensation Committee makes the determination of the level of achievement for that particular Measurement Period, then this Award will remain outstanding through the date the Compensation Committee is able to make such determination and the Award is settled to the extent it is determined that a number of Eligible Restricted Stock Units were earned.
Other than as set forth in the immediately preceding paragraph or in connection with a Qualifying Termination that occurs prior to a Change in Control (and during the Change of Control Period (as such term is defined in the Participant’s Change in Control and Severance Agreement or Amended and Restated Change in Control and Severance Agreement with the Company (either, the “Severance Agreement”)) as described below, if Participant ceases to be a Service Provider, any outstanding Restricted Stock Units subject to the Award will terminate and be cancelled and Participant will have no further rights with respect to such Restricted Stock Units. Further, any Restricted Stock Units subject to the Award that are determined to not have become Eligible Restricted Stock Units in connection with the Final Measurement Date shall terminate and be cancelled and Participant will have no further rights with respect to such Restricted Stock Units.
B.    Revenue Result - Performance Matrix
The Revenue Result will be determined following the completion of each Measurement Period, or, if earlier, upon the Change in Control Measurement Date.
“Company Revenue” means the Company’s percentage increase or decrease (rounded to the nearest hundredth) in (A) revenue for the last fiscal year in the Measurement Period as determined in accordance with Generally Accepted Accounting Principles (“GAAP”) and reported in the Company’s Form 10-K, as compared to (B) revenue for the fourth quarter of the Company’s 2018 fiscal year, as determined in accordance with GAAP and reported in the Company’s Form 10-K, and multiplied by four, except that in the event of a Change in Control and for purposes of (A) of this definition, “Company Revenue” will mean the Company’s GAAP revenue that the Company has accrued for financial accounting purposes as of its most recently completed fiscal quarter prior to the Signing Date for the last fiscal year in the Third Performance Period.

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The “Benchmark Company Revenue” means, for each Benchmark Company, the Benchmark Company’s percentage increase or decrease (rounded to the nearest hundredth) in (A) GAAP revenue for the four most recently completed fiscal quarters on or prior to the last day of the applicable Measurement Period as determined by Thomson Reuters, as compared to (B) GAAP revenue for the Benchmark Company’s most recently completed fiscal quarter prior to the Commencement Date as determined by Thomson Reuters, and multiplied by four, except that in the event of a Change in Control and for purposes of (A) of this definition, “Benchmark Company Revenue” will mean the applicable Benchmark Company’s estimated GAAP revenue for the four most recently completed fiscal quarters on or prior to the last day of the Third Performance Period as determined by Thomson Reuters as of the Change in Control Measurement Date. If as of the Change in Control Measurement Date Thomson Reuters does not have estimates available for any Benchmark Company’s GAAP revenue for the four most recently completed fiscal quarters on or prior to the last day of the Third Performance Period, the Compensation Committee will in good faith determine the estimated GAAP revenue for such Benchmark Company using such methodology as it determines to be reasonable using the actual and estimated GAAP revenue provided by Thomson Reuters for such Benchmark Company that are available for the four most recently completed fiscal quarters on or prior to the last day of the Change in Control Measurement Date.
As of each Measurement Date, the Company Revenue and the Benchmark Company Revenue will be calculated and each of the Benchmark Companies will be listed based on their respective Benchmark Company Revenue in order of largest to smallest percentages and the Company will also be included in this ordered list based on the Company Revenue (together, the “Revenue Ranking Group”). The number of Restricted Stock Units that become Revenue Eligible Restricted Stock Units as a result of the Revenue Result will be determined as set forth below.
Revenue Result Calculation:

Level*	Company’s Position in the Revenue Ranking Group	Target Number of Restricted Stock Units that Become Revenue Eligible Restricted Stock Units**
1	Below 25th percentile	0%
2	25th percentile	50%
3	50th percentile	100%
4	75th percentile	250%
* The number of Restricted Stock Units that will become Revenue Eligible Restricted Stock Units shall be calculated linearly between levels 2 and 3 and 3 and 4.
** Any partial Shares will be rounded down to the nearest whole Share and any fractional Shares will be forfeited for no consideration.
C.    EPS Result - Performance Matrix
The EPS Result will be determined following the completion of each Measurement Period, or, if earlier, upon the Change in Control Measurement Date.
“Company EPS” means the Company’s percentage increase or decrease (rounded to the nearest hundredth) in (A) non-GAAP earnings per share for the last fiscal year in the Measurement Period as reported in the Company’s earnings release(s), as

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compared to (B) non-GAAP earnings per share for the fourth quarter of the Company’s 2018 fiscal year as reported in the Company’s earnings release, and multiplied by four, except that in the event of a Change in Control and for purposes of (A) of this definition, “Company EPS” will mean the Company’s non-GAAP earnings per share that the Company has accrued for financial accounting purposes as of its most recently completed fiscal quarter prior to the Change in Control Measurement Date for the last fiscal year in the Third Performance Period.
The “Benchmark Company EPS” means, for each Benchmark Company, the Benchmark Company’s percentage increase or decrease (rounded to the nearest hundredth) in (A) non-GAAP earnings per share as reported in the Benchmark Company’s earnings release(s) for the four most recently completed fiscal quarters on or prior to the last day of the applicable Measurement Period as determined by Thomson Reuters, as compared to (B) non-GAAP earnings per share as reported in the Benchmark Company’s earnings release for the Benchmark Company’s most recently completed fiscal quarter prior to the Commencement Date as determined by Thomson Reuters, and multiplied by four, except that in the event of a Change in Control and for purposes of (A) of this definition, “Benchmark Company EPS” will mean the applicable Benchmark Company’s estimated non-GAAP earnings per share for the four most recently completed fiscal quarters on or prior to the last day of the Third Performance Period as determined by Thomson Reuters as of the Change in Control Measurement Date. If as of the Change in Control Measurement Date Thomson Reuters does not have estimates available for any Benchmark Company’s non-GAAP earnings per share for the four most recently completed fiscal quarters on or prior to the last day of the Third Performance Period, the Compensation Committee will in good faith determine the estimated non-GAAP earnings per share for such Benchmark Company using such methodology as it determines to be reasonable using the actual and estimated earnings per share provided by Thomson Reuters for such Benchmark Company that are available for the four most recently completed fiscal quarters on or prior to the last day of the Change in Control Measurement Date.
As of each Measurement Date, the Company EPS and the Benchmark Company EPS will be calculated and each of the Benchmark Companies will be listed based on their respective Benchmark Company EPS in order of largest to smallest percentages and the Company will also be included in this ordered list based on the Company EPS (together, the “EPS Ranking Group”). The number of Restricted Stock Units that become EPS Eligible Restricted Stock Units will be determined as set forth below.
EPS Result Calculation:

Level*	Company’s Position in the EPS Ranking Group	Target Number of Restricted Stock Units that Become EPS Eligible Restricted Stock Units**
1	Below 25th percentile	0%
2	25th percentile	50%
3	50th percentile	100%
4	75th percentile	250%
* The number of Restricted Stock Units that will become EPS Eligible Restricted Stock Units shall be calculated linearly between levels 2 and 3 and 3 and 4.
** Any partial Shares will be rounded down to the nearest whole Share and any fractional Shares will be forfeited for no consideration.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

D.    Change in Control
In the event of a Change in Control that occurs prior to the Anniversary Date, the Performance Period will terminate and the number of Eligible Restricted Stock Units will be equal to the number of Eligible Restricted Stock Units calculated pursuant to the terms of the Agreement, or, if greater, the Target Number of Restricted Stock Units. The Eligible Restricted Stock Units will then be scheduled to vest on the Anniversary Date, subject to Participant continuing to be a Service Provider through such date. Notwithstanding the foregoing sentence, if, following the Change in Control, (i) Participant terminates his or her employment with the Company (or any parent, subsidiary, or successor of the Company) for Good Reason (as such term is defined in the Severance Agreement) or (ii) the Company (or any parent, subsidiary or successor of the Company) terminates Participant’s employment without Cause (as such term is defined in the Severance Agreement) (in either event, a “Qualifying Termination”), and, in each case, such termination occurs prior to the Anniversary Date, then, subject to Participant signing and not revoking the release of claims as required by Section 4 of the Severance Agreement, 100% of the Eligible Restricted Stock Units will fully vest. Further, in the event of a Change in Control where the acquiror does not assume, continue or substitute for the Award, the vesting of the Award will accelerate as set forth in Section 16(c) of the Plan as it applies to awards of Restricted Stock Units subject to service-based vesting only.
E.    Change in Control Qualifying Termination
If the Company terminates Participant’s employment as a result of a Qualifying Termination that occurs prior to a Change in Control (and during the Change of Control Period (as such term is defined in the Severance Agreement)), then any unvested portion of the Restricted Stock Units will remain outstanding for three (3) months or the occurrence of a Change in Control (whichever is earlier) so that the determination of the number of Eligible Restricted Stock Units, if any, can be calculated in accordance with the terms of this Award Agreement. If no Change in Control occurs within three (3)-month period following Participant’s termination, any Restricted Stock Units subject to the Award that had not previously been determined to be Eligible Restricted Stock Units will terminate and be cancelled and Participant will have no further rights with respect to such Restricted Stock Units.
oOo

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By Participant’s grant acceptance pursuant to such Participant’s online account at E*Trade, Participant agrees that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A
TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT
1. Grant. The Company hereby grants to the Participant named in the Notice of Grant attached as Part I of this Award Agreement (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 19 of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.
2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Unit will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units will be paid in Shares as soon as practicable after vesting, but in each such case within the period ending no later than the date that is two and one-half (2 1/2) months from the end of the Company’s tax year that includes the vesting date.
3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.
4. Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Administrator.
Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Award Agreement, “Section 409A” means

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Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
5. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.
6. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
7. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Administrator) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.
Notwithstanding the foregoing, until and unless the Administrator determines otherwise, if, on the date Participant incurs a liability for the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares, Participant is an employee of the Company or its Parent or Subsidiary who is subject to Section 16 of the Exchange Act (a “Section 16 Officer”), then the Company (or the employing or retaining Parent or Subsidiary), will withhold from the number of Shares otherwise deliverable under this Award of Restricted Stock Units a number of Shares sufficient to pay such tax withholding obligation; provided, however, that the Shares to be withheld must have vested pursuant to the terms of this Award Agreement and the Plan. The Company shall not retain fractional Shares to satisfy any portion of the tax withholding obligation. Accordingly, if any withholding is done through the withholding of Shares, Participant shall pay to the Company an amount in cash sufficient to satisfy the remaining tax withholding obligation due and payable as a result of the Company not retaining fractional Shares. Should the Company be unable to procure such cash amounts from Participant, Participant agrees and acknowledges that Participant is giving the Company permission to withhold from Participant’s paycheck(s) an amount equal to the remaining tax withholding obligation due and payable as a result of the Company not retaining fractional Shares.

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8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
9. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.
10. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company, in care of its Stock Plan Administrator at MaxLinear, Inc., 2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011, or at such other address as the Company may hereafter designate in writing.
11. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
13. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will

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no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.
14. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.
15. Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.
16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

18. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.
19. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.
20. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.
21. Governing Law. This Award Agreement will be governed by the laws of the State of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock

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Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Diego County, California, or the federal courts for the United States for the Southern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.

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EXHIBIT B
Benchmark Companies
[***]
 The following will govern changes during the Performance Period to the companies listed in the Benchmark Companies:

1.	If a company stops trading publicly and is delisted or goes bankrupt, the company will be removed from the Benchmark Companies.

2.
The Compensation Committee retains discretion to make any adjustments to the Benchmark Companies as it deems appropriate to reflect unintended and unforeseen circumstances occurring with respect to the Benchmark Companies.

[***]Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.